News Release


UNISYS


Media Contacts:
Elizabeth Douglass, 215-986-6583 elizabeth.douglass@unisys.com

Investor Contact:
Jim Kerr, 215-986-5795 jim.kerr@unisys.com


UNISYS TO RECEIVE TAX REFUND; COMPANY ALSO WILL TAKE THIRD-QUARTER CHARGE FOR ACTIONS TO REDUCE ADMINISTRATIVE EXPENSES

Company Remains Comfortable With Previous Earnings Guidance
Excluding These Items

BLUE BELL, Pa., October 6, 2004 - Unisys Corporation (NYSE: UIS) made the following announcements today with regard to its third-quarter 2004 earnings:

* The U.S. Congressional Joint Committee on Taxation has approved an income tax refund to Unisys related to the settlement of tax audit issues dating from the mid-1980s. The refund, including interest, is approximately $40 million. After payment of related state taxes, Unisys expects a net cash refund of approximately $30 million by the end of 2004 or in early 2005. As a result of the resolution of these audit issues, the company will be recording favorable adjustments to its existing tax liability reserves, which will result in an after-tax benefit of approximately $70 million, or 21 cents per diluted share, to net income in the third quarter of 2004.

* As part of its ongoing efforts to reduce its cost base and enhance its administrative efficiency, on September 30, 2004 Unisys consolidated facility space and committed to a reduction in global headcount of about 1,400 employees, primarily in general and administrative areas. These actions will result in a one-time after-tax charge to earnings of approximately $63 million, or about 19 cents per share, in the third quarter of 2004. The company anticipates these actions will yield approximately $70 million of annualized cost savings on a run-rate basis by the end of 2005. Unisys anticipates cash requirements for these actions of about $85 million, mostly in year 2005, before the effect of cash savings from these actions and the tax refund.

* The net impact of the tax benefit and cost reduction charge on third-quarter 2004 earnings is expected to be a benefit of $7 million, or 2 cents per share.

* Unisys said it is on track to achieve its previous guidance (issued in its second-quarter 2004 earnings release on July 15, 2004) for third-quarter 2004 earnings per share, excluding the items discussed above, based on preliminary results for the quarter. The company will release its final third-quarter 2004 earnings on Thursday, October 14 before the opening of trading on the New York Stock Exchange.

About Unisys
Unisys is a worldwide information technology services and solutions company. Our people combine expertise in consulting, systems integration, outsourcing, infrastructure and server technology with precision thinking and relentless execution to help clients, in more than 100 countries, quickly and efficiently achieve competitive advantage. For more information, visit www.unisys.com.

Forward-Looking Statements
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. In particular, statements in this release concerning the anticipated cost savings associated with headcount reductions are subject to the risk that the company may not implement the reductions as quickly or as fully as currently planned. In addition, statements regarding the company's anticipated earnings for the third quarter of 2004 are preliminary and are subject to the completion of customary quarterly closing and review procedures. Risks and uncertainties that could affect the company's future results include general economic and business conditions, the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings, the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences, the company's ability to grow outsourcing and infrastructure services, the company's ability to drive profitable growth in systems integration and consulting, the degree of market acceptance of the company's high-end enterprise servers, the company's ability to maintain tight cost controls, the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.
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Unisys is a registered trademark of Unisys Corporation.